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                    August 3, 2021

       Michael Pollastro
       Chief Executive Officer
       Global Warming Solutions, Inc.
       28751 Rancho CA RD, Suite 100
       Temecula, CA 92590

                                                        Re: Global Warming
Solutions, Inc.
                                                            Amendment No. 6 to
Registration Statement on Form 10-12G
                                                            Filed July 28, 2021
                                                            File No. 000-53170

       Dear Mr. Pollastro:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Trade & Services
       cc:                                              Carl G. Hawkins, Esq.